MTS News Release

Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE August 7, 2017

MTS REPORTS FISCAL 2017 THIRD QUARTER FINANCIAL RESULTS

EDEN PRAIRIE, MN - August 7, 2017 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems and sensors, today reported financial results for its fiscal year 2017 third quarter ended July 1, 2017.

➢	Revenues of $194 million, an increase of 23 percent from the prior year
➢ Gross margin of 39 percent, an increase of 210 basis points from the prior year

➢	GAAP EPS of $0.55, an increase of 20 percent from the prior year

➢	Strong year-to-date cash flow from operations of $52 million, ending the quarter with over $100 million in cash

"We are pleased to report that, as expected, Test orders in the third quarter strengthened, increasing sequentially by roughly 9 percent and year-over-year by 19 percent," stated Dr. Jeffrey A. Graves, President and Chief Executive Officer of MTS Systems. "We expect the improvement in orders to continue into our fiscal fourth quarter, strengthening our Test backlog as we exit the year and positioning us well for future growth. This increase in Test orders momentum is attributed to customers now moving forward with new product investments. Particular strength was noted in infrastructure test markets, as well as wind energy and aerospace, particularly in the U.S. and Europe. The China market remained robust in the third quarter, particularly for materials testing systems. Looking forward, we expect renewed strength in automotive new product markets and broad-based geographic strength to support the acceleration of Test orders in the fourth quarter."

Dr. Graves continued, "From our Sensors business standpoint, beginning in the second half of the third quarter, orders strengthened substantially, boosting our Sensors book-to-bill order rate to 1.1 for the third quarter and positioning us well for revenue growth in the fourth quarter. This strength was driven by a resurgence in mobile hydraulic markets, which correlates in part to the heavy construction and mining equipment industries, as well as broad strength in the primary materials markets of steel and aluminum, which benefits our organic positional Sensors business. The increase in sales momentum as we exited the third quarter reflected broad strengthening in the Sensors test market sectors, as well as improvements in the industrial markets for the first time this year. This strong sales performance reflects the benefits of the ongoing integration of PCB with our organic Sensors business, under a unified leadership structure and strong focus on customer satisfaction worldwide. We are confident that MTS Sensors now has the global reach, scale and broad product portfolio required to provide customers with solutions for the rapid technological innovation occurring across multiple industries to meet new government regulations, increasing environmental standards and the drive for improved productivity for our customers and their new products. We expect this broad-based sales momentum to continue into the fourth quarter and into fiscal year 2018."

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Dr. Graves concluded, "With these fundamentals in place across all of our major end markets for both segments, and the integration of PCB proceeding on plan, MTS is well positioned to achieve further growth in order rates for the fourth quarter of our fiscal year 2017, positioning us well for an exciting year ahead in fiscal year 2018."

Fiscal 2017 Third Quarter Results
Total revenue grew $36.1 million, or 22.9 percent, to $193.8 million, compared to the same prior year period. Revenue from the PCB acquisition, which was completed in fiscal year 2016 added 26.5 percent growth, and organic revenue declined by 3.6 percent due to a 6.9 percent decrease in Test partially offset by a 14.4 percent increase in our organic Sensors business.

Test orders for the quarter were $119.6 million, an 8.8 percent sequential increase over the second quarter of fiscal 2017 and 18.5 percent higher than the same prior year period. The orders growth is attributable to accelerated quoting rates and deal closure from the Test opportunity pipeline that remains near $1 billion in opportunities over the next 12 months. The Test segment ended the third quarter with a backlog of $283.5 million.

Earnings before taxes was $8.0 million, a decrease of $2.0 million compared to the prior year. This decline includes the decrease in Test revenue and higher expenses in Sensors for transitioning production from Machida, Japan to Cary, North Carolina. Partially offsetting these items was the decrease in PCB acquisition-related expenses and an increase in organic Sensors revenue.

Diluted earnings per share (EPS) on a GAAP basis was $0.55 compared to $0.46 in the prior year. Fiscal year 2017 results include a reduction in the effective tax rate stemming from the impact of additional U.S. tax credits for the prior fiscal years associated with domestic manufacturing, deductible PCB acquisition-related expenses and U.S. R&D credits. These tax credits provide a $0.15 benefit to our EPS compared to the same prior year period. EPS for fiscal year 2017 also includes higher amortization expense and interest expense related to the PCB acquisition, which was completed on July 5, 2016. In addition, the total number of shares has increased as a result of the shares of common stock and tangible equity units (TEUs) that were issued at the end of the third quarter of fiscal year 2016.

On July 6, 2017, we completed a repricing of our existing $457 million senior secured term loan B facility to reduce the applicable rate by 100 basis points, which we expect will result in annual interest expense savings of at least $4 million.
A non-GAAP financial metric that we are tracking this year is our Adjusted EBITDA, as described in the "Non-GAAP Financial Measures" section, which reached $26.7 million in the third quarter of fiscal year 2017, down from $33.3 million in the second quarter of fiscal year 2017, primarily due to the decline in Test revenue. A reconciliation of this non-GAAP financial measure to net income, the most directly comparable GAAP financial measure, is provided in Exhibit D of this earnings release.

Outlook
The company now expects fiscal year 2017 revenues of $770 million to $785 million and GAAP EPS to be in the range of $1.15 to $1.30, up from the previous guidance of $0.80 to $1.20 per share due to the discrete tax benefits recognized in the third quarter of fiscal year 2017. GAAP EPS includes acquisition integration, acquisition inventory fair value adjustment and restructuring expenses of $13 million to $14 million, the cost of the China investigation of approximately $9 million and discrete tax benefits of $3 million. We have updated our guidance for Adjusted EBITDA for the full fiscal year 2017 to range between $115 million and $120 million. A reconciliation of this non-GAAP measure to net income, the most directly comparable GAAP financial measure, is included in Exhibit E of this earnings release.

Non-GAAP Financial Measures
We believe that disclosing diluted earnings per share excluding the impact from acquisition integration expenses, acquisition inventory fair value adjustment, China investigation expenses, restructuring expenses and acquisition-related expenses is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Diluted EPS excluding these items is a financial measure that does not reflect United States Generally Accepted Accounting Principles (GAAP). We calculate this measure by adding

MTS News Release

back the after-tax effect of the acquisition integration expenses, acquisition inventory fair value adjustment, China investigation expenses, restructuring expenses and acquisition-related expenses to net income and dividing the result by the diluted weighted average shares outstanding.

We believe that disclosing earnings before interest, taxes, depreciation and amortization (EBITDA) and EBITDA excluding the impact from stock-based compensation, acquisition integration expenses, acquisition inventory fair value adjustment, China investigation expenses and restructuring expenses (Adjusted EBITDA) is useful to investors as a measure of leverage and operating performance. We use these measures to monitor and evaluate leverage and operating performance. EBITDA and Adjusted EBITDA are financial measures that do not reflect GAAP. We calculate EBITDA by adding back interest, taxes, depreciation and amortization expense to net income. Adjusted EBITDA is calculated by adding back stock-based compensation, acquisition integration expenses, acquisition inventory fair value adjustment, China investigation expenses and restructuring expenses to EBITDA.

Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. Reconciliations of the components of these measures to the most directly comparable GAAP financial measures are included in Exhibits B, C, D and E of this earnings release.

Third Quarter Conference Call
A conference call will be held on August 8, 2017, at 10:00 a.m. ET (9:00 a.m. CT). Call toll free +1-888-727-7656 (international toll +1-719-884-1604) and reference the conference pass code "5745526". Telephone replay will be available at 1:00 p.m. ET following the call until 1:00 p.m. ET, August 15, 2017. Call toll free +1-888-203-1112 (international toll +1-719-457-0820) and reference the conference pass code "5745526". A transcript of the call can also be accessed from the MTS website at http://investor.mts.com beginning on August 9, 2017.

About MTS Systems Corporation
MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’s high-performance sensors provide controls for a variety of applications measuring motion, pressure, position, force and sound. MTS had 3,500 employees as of October 1, 2016 and revenue of $650 million for the fiscal year ended October 1, 2016. Additional information on MTS can be found at www.mts.com.

This release contains "forward-looking statements" made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading "Outlook" are forward-looking statements, and words such as "may," "will," "should," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," and similar expressions identify forward-looking statements in other parts of the release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the expected benefits of the PCB acquisition and other statements that are not historical facts. These statements are based on MTS’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause MTS’s actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those described in the "Risk Factors" section of MTS’s most recent Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. The reports referenced above are available on MTS’s website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which statements are made, and MTS undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.

Investor Relations Contact
Brian Ross
Senior Vice President and Chief Financial Officer
(952) 937-4000

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	July 1, 2017	July 2, 2016	July 1, 2017	July 2, 2016

Revenue	$193,764	$157,700	$586,467	$435,299
Cost of sales	118,208	99,587	358,591	279,531
Gross profit	75,556	58,113	227,876	155,768
Gross margin	39.0%	36.9%	38.9%	35.8%

Operating expenses
Selling, general and administrative	50,583	42,226	159,259	110,863
Research and development	8,356	6,198	26,298	17,244
Total operating expenses	58,939	48,424	185,557	128,107

Income from operations	16,617	9,689	42,319	27,661
Operating margin	8.6%	6.1%	7.2%	6.4%

Interest expense, net	(7,711)	(375)	(22,409)	(833)
Other income (expense), net	(923)	668	(1,086)	465

Income before income taxes	7,983	9,982	18,824	27,293
Income tax provision (benefit)	(2,627)	2,832	(690)	5,371
Net income	$10,610	$7,150	$19,514	$21,922

Earnings per share
Basic
Earnings per share	$0.56	$0.46	$1.03	$1.46
Weighted average common shares outstanding	19,052	15,514	19,012	15,044

Diluted
Earnings per share	$0.55	$0.46	$1.02	$1.45
Weighted average common shares outstanding	19,138	15,660	19,108	15,169

MTS News Release

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	July 1, 2017	October 1, 2016
ASSETS
Current assets
Cash and cash equivalents	$101,620	$84,780
Accounts receivable, net	106,473	133,500
Unbilled accounts receivable	83,865	76,626
Inventories, net	129,447	132,566
Other current assets	23,341	12,793
Total current assets	444,746	440,265

Property and equipment, net	101,083	100,789
Goodwill	369,399	369,700
Intangible assets, net	257,794	266,789
Other long-term assets	8,623	10,477
Total assets	$1,181,645	$1,188,020

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Current maturities of long-term debt, net	$19,523	$9,850
Accounts payable	44,546	46,383
Advance payments from customers	78,488	72,728
Other accrued liabilities	73,232	87,160
Total current liabilities	215,789	216,121

Long-term debt, less current maturities	440,400	455,001
Other long-term liabilities	106,020	111,638
Total liabilities	762,209	782,760

Shareholders' equity
Common stock, $0.25 par; 64,000 shares authorized:
16,832 and 16,660 shares issued and outstanding as
of July 1, 2017 and October 1, 2016, respectively	4,208	4,165
Additional paid-in capital	162,344	154,879
Retained earnings	261,021	256,589
Accumulated other comprehensive income (loss)	(8,137)	(10,373)
Total shareholders' equity	419,436	405,260
Total liabilities and shareholders' equity	$1,181,645	$1,188,020

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Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Months Ended
Test Segment	July 1, 2017	July 2, 2016	% Variance

Revenue	$124,359	$133,512	(7)%
Cost of sales	83,240	87,788	(5)%
Gross profit	41,119	45,724	(10)%
Gross margin	33.1%	34.2%

Operating expenses	32,410	35,041	(8)%

Income from operations	$8,709	$10,683	(18)%

Sensors Segment

Revenue	$69,405	$24,188	187%
Cost of sales	34,968	11,799	196%
Gross profit	34,437	12,389	178%
Gross margin	49.6%	51.2%

Operating expenses	26,529	13,383	98%

Income (loss) from operations	$7,908	$(994)	896%

Total Company

Revenue	$193,764	$157,700	23%
Cost of sales	118,208	99,587	19%
Gross profit	75,556	58,113	30%
Gross margin	39.0%	36.9%

Operating expenses	58,939	48,424	22%

Income from operations	$16,617	$9,689	72%

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Exhibit B
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Acquisition Integration,
Acquisition Inventory Fair Value Adjustment, China Investigation, Restructuring and Acquisition-Related Expenses
(unaudited - in thousands, except per share data)

	Three Months Ended
	July 1, 2017
	Pre-Tax	Tax	Net
Net income	$7,983	$(2,627)	$10,610
Acquisition integration expenses[1]	577	167	410
Acquisition inventory fair value adjustment[1]	251	73	178
China investigation expenses[1]	245	66	179
Restructuring expenses[2]	92	32	60
Acquisition-related expenses[1]	—	814	(814)
Adjusted net income[3]	$9,148	$(1,475)	$10,623

Weighted average diluted common shares outstanding			19,138

Diluted earnings per share	$0.42	$(0.13)	$0.55
Impact of acquisition integration expenses	0.03	0.01	0.02
Impact of acquisition inventory fair value adjustment	0.01	—	0.01
Impact of China investigation expenses	0.01	—	0.01
Impact of restructuring expenses	0.01	—	0.01
Impact of acquisition-related expenses	—	0.04	(0.04)
Adjusted diluted earnings per share[3]	$0.48	$(0.08)	$0.56

1  In determining the tax impact of acquisition integration, acquisition inventory fair value adjustment, China investigation and acquisition-related expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

2 In determining the tax impact of restructuring expenses, we applied the statutory rate in effect for each jurisdiction where restructuring expenses were incurred.

[3] Denotes non-GAAP financial measure.

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Exhibit C
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Acquisition Integration,
Acquisition Inventory Fair Value Adjustment, China Investigation, Restructuring and Acquisition-Related Expenses
(unaudited - in thousands, except per share data)

	Nine Months Ended
	July 1, 2017
	Pre-Tax	Tax	Net
Net income	$18,824	$(690)	$19,514
Acquisition integration expenses[1]	2,955	791	2,164
Acquisition inventory fair value adjustment[1]	7,975	2,066	5,909
China investigation expenses[1]	8,980	2,403	6,577
Restructuring expenses[2]	1,036	362	674
Acquisition-related expenses[1]	—	814	(814)
Adjusted net income[3]	$39,770	$5,746	$34,024

Weighted average diluted common shares outstanding			19,108

Diluted earnings per share	$0.99	$(0.03)	$1.02
Impact of acquisition integration expenses	0.15	0.04	0.11
Impact of acquisition inventory fair value adjustment	0.42	0.11	0.31
Impact of China investigation expenses	0.47	0.13	0.34
Impact of restructuring expenses	0.05	0.01	0.04
Impact of acquisition-related expenses	—	0.04	(0.04)
Adjusted diluted earnings per share[3]	$2.08	$0.30	$1.78

1  In determining the tax impact of acquisition integration, acquisition inventory fair value adjustment, China investigation and acquisition-related expenses, we applied a U.S. effective income tax rate before discrete items to these expenses.

2 In determining the tax impact of restructuring expenses, we applied the statutory rate in effect for each jurisdiction where restructuring expenses were incurred.

[3] Denotes non-GAAP financial measure.

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Exhibit D
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income
(unaudited - in thousands)

	Three Months Ended	Nine Months Ended

	July 1, 2017	July 1, 2017
Net income	$10,610	$19,514
Income tax provision (benefit)	(2,627)	(690)
Interest expense, net	7,711	22,409
Depreciation and amortization	8,598	25,430
EBITDA[1]	$24,292	$66,663

Stock-based compensation	1,288	3,925
Acquisition integration expenses	577	2,955
Acquisition inventory fair value adjustment	251	7,975
China investigation expenses	245	8,980
Restructuring expenses	92	1,036
Adjusted EBITDA[1]	$26,745	$91,534

[1] Denotes non-GAAP financial measure.

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Exhibit E
MTS SYSTEMS CORPORATION
Reconciliation of EBITDA and Adjusted EBITDA to Net Income - Outlook
(unaudited - in thousands)

	Twelve Months Ending

	September 30, 2017
	Low	High
Net income	$22,000	$24,800
Income tax provision (benefit)	—	500
Interest expense, net	31,000	31,500
Depreciation and amortization	33,500	34,000
EBITDA[1]	$86,500	$90,800

Stock-based compensation and non-recurring expenses[2]	28,500	29,200
Adjusted EBITDA[1]	$115,000	$120,000

[1] Denotes non-GAAP financial measure.

[2] Includes pre-tax forecast expenses for stock-based compensation, acquisition integration, acquisition inventory fair value adjustment, restructuring and China investigation.